Exhibit 99.1

Standard Register
600 Albany St. · Dayton, OH 45408 937.221.1000 · 937.221.1486 (fax) www.standardregister.com	News media contact: Lesley Sprigg · 937.221.1825 lesley.sprigg@standardregister.com Investor contact: Robert J. Cestelli · 937.221.1304 robert.cestelli@standardregister.com

For Immediate Release

Standard Register Announces Retirement of Craig Brown;

to Name Robert Ginnan Chief Financial Officer

DAYTON, Ohio, December 12, 2008—Standard Register’s Board of Directors (NYSE:SR) announced today it will appoint Robert M. Ginnan, 45, as chief financial officer following the retirement of Craig J. Brown, 59, planned for March 1, 2009.

Brown joined SR in a 1986 acquisition and was appointed vice-president, finance in 1987.  He has served as Standard’s senior vice-president, treasurer and CFO since 1995.  “Craig has been a steady, guiding force for Standard Register for many years,” said F. David Clarke III, SR’s non-executive chairman of the board.  “We are grateful for all the wise counsel and effective leadership he provided during his tenure.”

“Our recent restructuring and reduction in force helped me decide to accelerate my retirement date,” said Brown.  “We have a strong finance organization and I felt it was time for me to make room for others to advance.”

Bob Ginnan joined the company in 1992 and progressed through a series of operational finance roles, achieving his current position in 2000 as the company’s corporate controller.  He currently oversees corporate financial reporting and compliance; financing and treasury operations; tax; risk management; and financial planning.  “Bob’s record is one of achievement, increasing responsibility and broad financial experience,” said Joe Morgan, CEO.  “He is particularly well-suited for his new assignment.”

Bob is a certified management accountant and holds an MBA from Ashland University in Ohio.  He earned undergraduate degrees in accounting and information technology from The Ohio State University.

About Standard Register

Standard Register (NYSE: SR) is a premier document services provider, trusted by companies to manage the critical documents they need to thrive in today’s competitive climate.  Employing nearly a century of industry expertise, Lean Six Sigma methodologies and leading technologies, the company helps organizations increase efficiency, reduce costs, mitigate risks, grow revenue and meet the challenges of a changing business landscape.  It offers document and label solutions, technology, consulting and print supply chain services to help clients manage documents throughout their enterprises.  More information is available at http://www.standardregister.com.